UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2024

TD SYNNEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive, Fremont, California
(Address of principal executive offices)

94538
(Zip Code)

(510) 668-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SNX	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As TD SYNNEX Corporation (the “Company”) previously announced in a Form 8-K filed on June 20, 2024, effective September 1, 2024, Patrick Zammit, the Company’s Executive Vice President, Chief Operating Officer, will be appointed President and Chief Executive Officer, and Richard Hume, the Company’s current President and Chief Executive Officer, will retire from the Company but remain on the Company’s Board of Directors. In consideration of Mr. Hume’s performance as Chief Executive Officer, since the merger of SYNNEX Corporation and Tech Data Corporation on September 1, 2021 and related integration of the two companies through the current fiscal year, as well as Mr. Hume’s additional efforts related to the transition of the Chief Executive Officer role to Mr. Zammit, the Compensation Committee of the Board of Directors on July 15, 2024 revised certain aspects of Mr. Hume’s compensation upon retirement. The revisions are: acceleration of the full vesting of his restricted stock unit and stock option awards to his retirement date, assuming the performance of the Company at target for the vesting of the performance-based restricted stock unit awards; extension of the exercise period of outstanding stock options to three years following his retirement date; payment of a prorated fiscal year 2024 Management Incentive Plan bonus in the amount of approximately $1.897 million; and payment of a special bonus in the amount of $1.5 million.
As the Company previously announced in Forms 8-K filed on each of November 30, 2023 and February 29, 2024, Michael Urban, the Company's former President, Americas, decided that he would resign from the Company effective July 1, 2024. In consideration of Mr. Urban’s efforts related to the transition of his role and performance through the current fiscal year, the Compensation Committee approved payment of a prorated fiscal year 2024 Management Incentive Plan bonus in the amount of approximately $704,000. In connection with his resignation and his execution and ongoing compliance with the Company's customary release of claims, Mr. Urban receives, among other things: salary continuation for 24 months, a lump sum payment of $27,000, the accelerated vesting of outstanding unvested restricted stock, restricted stock unit and stock option awards, and 18 months of health benefits. The agreement for this continued compensation, effective July 9, 2024, contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of the Company. The foregoing description of the agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Severance Agreement between TD SYNNEX Corporation and Michael Urban.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+Schedules (or similar attachments) and certain information have been omitted pursuant to Items 601(a)(5), 601(a)(6) and/or 601(b)(10)(iv) of Regulation S-K. TD SYNNEX hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request; provided, however, that TD SYNNEX may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2024	TD SYNNEX CORPORATION

	By:	/s/ David Vetter
David Vetter
Chief Legal Officer and Corporate Secretary